EXHIBIT 3.5

CERTIFICATE OF AMENDMENT
OF THE AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
3COM CORPORATION

	The undersigned, Mark D. Michael, hereby certifies that:

	1.      He is both a duly elected and acting Vice
President and the duly elected and acting Secretary of 3Com
Corporation, a California corporation (the "Corporation").

	2. Article III of the amended and Restated Articles of Incorporation of the Corporation is hereby amended to read in full as follows:

"ARTICLE III
STOCK

	This corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock." Upon amendment of this Article to read as herein set forth, the number of shares of Common Stock which this corporation is authorized to issue is 400,000,000 and the number of shares of Preferred Stock which this corporation is authorized to issue is 3,000,000. All the authorized shares of Common Stock shall have a par value of $0.01.

	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation is authorized to determine the designation of any series, to fix the number of shares of any series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

	3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

	4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with Section 902 and 903 of the California
Corporations Code.

	The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment was 169,570,302 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being more than a majority of the outstanding shares of Common Stock.

	Executed at Santa Clara, California, on the 4th day of October 1996.



	/s/ Mark D. Michael
	-------------------
	Mark D. Michael, Vice President and
	Secretary


	The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

	Executed at Santa Clara, California, on the 4th day of October 1996.


	/s/ Mark D. Michael
	-------------------
	Mark D. Michael, Vice President and
	Secretary


Art1096.doc
RCF